Registration No. 333-145753

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NYFIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

7373
(Primary Standard Industrial Classification Code Number)

06-1344888
(I.R.S. Employer Identification No.)

100 Wall Street
New York, New York 10005
(646) 525-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Scott A. Bloom
Executive Vice President Corporate Development
and Chief Administrative Officer
NYFIX, Inc.
100 Wall Street
New York, New York 10005
(646) 525-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:
M. Ridgway Barker, Esq.
Kelley Drye & Warren LLP
400 Atlantic Street
Stamford, Connecticut 06901
(203) 324-1400

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 9, 2007

PRELIMINARY PROSPECTUS

NYFIX, INC.
Common Stock

This prospectus may be used by selling stockholders (which term shall include for purposes of this prospectus their subsequent transferees, pledgees, donees or other successors in interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer) (collectively called the “selling stockholders”) for the offer and sale of up to 4,640,604 shares of our common stock.

The shares of our common stock offered hereby may be sold from time to time by one or more of the selling stockholders. No selling stockholder is required to offer or sell any shares of our common stock pursuant to this prospectus. The selling stockholders anticipate that, if and when offered and sold, the shares of our common stock will be offered and sold in transactions effected on the National Quotation Bureau “pink sheet” service (the “Pink Sheets”) at then prevailing market prices. The selling stockholders have the right, however, to offer and sell shares of our common stock on any other market, at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. Each selling stockholder has advised us that each offer and sale made on the Pink Sheets or any other market by him or her or his or her transferees, pledgees, donees and successors will be made through or to licensed or registered brokers and dealers.

We will not receive any proceeds from the offer and sale of any shares of our common stock by the selling stockholders pursuant to this prospectus. All proceeds from sales of shares of our common stock pursuant to this prospectus will be paid directly to the selling stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will bear all of the expenses in connection with the registration of the shares of our common stock offered hereby, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by us in connection with sales of the shares of our common stock offered hereby. Each selling stockholder has advised us that no discounts, commissions or other compensation will be allowed or paid by him or her or his or her transferees, pledgees, donees and successors in connection with sales of the shares of our common stock offered hereby, except that usual and customary brokers’ commissions or dealers’ discounts may be paid or allowed by the selling stockholders.

Our common stock is traded on the Pink Sheets under the trading symbol “NYFX.” On October 3, 2007, the last reported sale price of our common stock on the Pink Sheets was $4.60 per share.

Investment in these securities involves a certain amount of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, selling stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.

It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling stockholders are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

“We,” “us” or “our” refers to NYFIX, Inc. (“NYFIX”) and its subsidiaries collectively.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.nyfix.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC pursuant to the Exchange Act and hereby incorporate them by reference in this prospectus:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on August 6, 2007 (the “2006 Form 10-K”).

(b) Our quarterly reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007, filed with the SEC on August 15, 2007 and August 28, 2007, respectively.

(c) Our current reports on Form 8-K, filed with the SEC on January 3, 2007, January 16, 2007, the two reports filed on February 28, 2007, excluding Item 2.02 of the second such report, March 8, 2007, excluding Item 2.02 of such report, April 4, 2007, April 13, 2007, the two reports filed on April 16, 2007, May 21, 2007, as amended by a Form 8-K/A filed with the SEC on June 18, 2007, June 15, 2007, excluding Item 2.02 of such report, June 20, 2007, July 3, 2007, August 10, 2007, excluding Item 2.02 of such report, August 20, 2007, excluding Item 2.02 of such report, September 4, 2007, October 5, 2007 and October 9, 2007.

(d) Our proxy statement for the special meeting of stockholders held on February 27, 2007, filed with the SEC on January 31, 2007.

(e) The description of our common stock contained in our registration statement on Form S-1 (File No. 033-61298), filed with the SEC on April 19, 1993.

We will provide copies of any document listed above, free of charge, to each person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon oral or written request to Brian Bellardo, NYFIX, Inc., 100 Wall Street, New York, New York 10005, (646) 525-3000, Brian.Bellardo@nyfix.com.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are any statements other than statements of historical fact. In some cases, forward-looking statements are identified by words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” and similar expressions. Forward-looking statements include statements other than historical information or statements of current conditions and may relate to our future plans, expectations, strategies, operations and objectives and results, among other things, and may also include our belief regarding the effect of proposed transactions or various legal proceedings, as well as the impact of our ability to meet periodic filing deadlines, initiatives that may impact future business activities, and future disclosure practices. Actual future events, circumstances, performance and trends could materially differ from those set forth in these statements due to various factors, including but not limited to: general economic conditions; the impact of recording a sufficiently large impairment charge relating to our goodwill because we are not profitable; the effects of current, pending and future legislation; regulation and regulatory actions; our ability to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act (“SOX 404”); the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; the potential financial exposure related to cash settlements of certain stock option exercises and the possible sales of stock by employees exercising options; the risks related to our ability to market and develop our products and services; our success in obtaining, retaining and selling additional products and services to clients; the pricing of products and services; stock market activity; the ability of NYFIX Clearing to clear trades due to maximum limits imposed by the Depository Trust and Clearing Corporation (“DTCC”) and the need for intra-day funding commitments from third parties; the ability of our Transaction Services Division to maintain third-party assistance to access exchanges and other important trading venues; our ability to comply with the SEC’s Uniform Net Capital Rule; the impact of our customers defaulting on their trading obligations; changes in technology; our ability to accommodate increased levels of trading activity and keep current with market data requirements; the availability of skilled technical associates; our ability to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services; and the impact of new acquisitions and divestitures; and other risks and uncertainties including those detailed in our SEC filings; as well as future decisions by us. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those referred to in Risk Factors beginning on page 5. Our business may have changed since the date hereof, and we undertake no obligation to update these forward-looking statements.

SUMMARY

Business

NYFIX, Inc., a pioneer in electronic trading solutions, continues to transform trading through innovation.  The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading, including trading workstations, middle office trade automation technologies and trade messaging services.  NYFIX Millennium L.L.C. (“NYFIX Millennium®”) provides the NYFIX Marketplace with enhanced methods of accessing liquidity through anonymous matching under Regulation ATS and order routing for US equity securities. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality.  As a trusted business partner and service provider to investment managers, mutual fund, pension fund and hedge fund managers (the “Buy-Side”) and brokerage firms and banks (the “Sell-Side”), NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing. We refer to ourselves as a “trusted business partner” because our clients depend on our products and services for mission critical business functions, including order management, order routing and trade execution. And since we act only as agent for our clients and never engage in proprietary trading for the firm’s account, we are viewed as a neutral intermediary and impartial by Buy-Side and Sell-Side alike.

Our products and services are strategically organized in three operating divisions: the FIX Division, the Transaction Services Division (including NYFIX Millennium) and the Order Management Systems (“OMS”) Division. We design, produce and sell technology based products and services to professional financial services organizations, including hedge funds, which are engaged in traditional asset management activities (including the trading of those assets), proprietary trading, and/or the handling of client orders in the U.S. and international securities markets.

Many of our products and services utilize the Financial Information eXchange (“FIX”) Protocol, which is a messaging standard developed specifically for real-time electronic exchange of securities trading information. NYFIX has been a pioneer in the commercial marketplace for FIX software and services.

We believe our innovative NYFIX products and services deliver value-added improvements in speed, quality of execution and cost efficiency by automating both the work flows at the user work station level and the interactive process of transmitting and executing orders between the Buy-Side institutional investors and the Sell-Side broker-dealers, and through exchanges (e.g., New York Stock Exchange (“NYSE”), American Stock Exchange (“AMEX”), the NASDAQ Stock Market (“Nasdaq”) and other exchanges), the over-the-counter (“OTC”) market, alternative trading systems (“ATSs”) and electronic communication networks (“ECNs”).

The Transaction

This prospectus may be used by the selling stockholders for the offer and sale of up to 4,640,604 shares of our common stock.

The shares of our common stock offered hereby may be sold from time to time by one or more of the selling stockholders. No selling stockholder is required to offer or sell any shares of our common stock pursuant to this prospectus.

We will not receive any proceeds from the offer and sale of any shares of our common stock by the selling stockholders pursuant to this prospectus. All proceeds from sales of shares of our common stock pursuant to this prospectus will be paid directly to the selling stockholders and will not be deposited in an escrow, trust or other similar arrangement.

Our Principal Executive Offices

Our principal executive offices are located at 100 Wall Street, New York, New York 10005, and our telephone number is (646) 525-3000.

RISK FACTORS

An investment in our securities involves a high degree of risk. The risks described below are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also have a material adverse effect on us. If any of the following risks actually occur, our financial condition, results of operations, cash flows or business could be harmed. In that case, the market price of our securities could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We have been unprofitable in the past and we may not be profitable in the future. If we are required to record an impairment charge relating to our goodwill because we are not profitable, and such charge is sufficiently large, the impact on our consolidated financial statements could be material.

Over the past four years we have made many acquisitions that have negatively impacted our costs. Although we have seen growth in our revenues and have restructured certain office operating leases, we have not been able to generate consistent quarterly profits.

If we are not profitable in the future, we may be required to record an impairment charge relating to our goodwill. If the impairment charge is sufficiently large, the impact on our consolidated financial statements could be material.

In addition, costs incurred for professional fees for outside accountants and lawyers to restate and re-audit financial results, to produce and analyze document requests and to address related litigation have been significant and are expected to be significant until these matters are resolved.

We are highly reliant upon our computer and other electronic systems. A significant power or telecommunications failure, computer virus, increased order volume, software defects, or human error could cause us and our clients to lose revenue and subject us to liability for client losses. A slowdown in the operations of such services could also materially adversely affect our business and our clients.

Our services depend on our ability to store, retrieve, process and manage significant amounts of data and to receive and process trade orders electronically. Our business is based upon our ability to perform such functions rapidly. Our systems and data centers could fail or slow down significantly due to a number of factors, including the volume of orders entered and executed, human error, software defects and power failures, caused by a variety of factors, or outages, caused by high demand placed on the infrastructures of the utilities we use in the Metro New York area. Since it is fairly common for multiple carriers to share the same physical infrastructure such as central offices, telephone poles and below-ground conduit, instances like major cable cuts or regional natural disasters could also cause such power or telecommunications failures. Due to the complexity of these electrical systems, errors or failures could occur which render an entire site to be unusable.

We constantly monitor system loads and performances and upgrade our systems to the extent we determine to be appropriate to handle estimated increases in power consumption. However, we may not be able to accurately predict future demand. To mitigate the impact of power failures, we maintain critical data center facilities at two separate locations in the Metro New York area. Although these data centers are located in the same geographical area, they are serviced via different power companies (i.e. ConEdison and Public Service Electric & Gas). In the event of a power outage at any of our data centers, we use uninterruptible power supplies (“UPS”) to provide limited battery backup for critical systems. We also use diesel-powered generators to backup the UPSs.

In the event of loss of power or telecommunications services at either of these locations, we believe there are sufficient backup facilities in place to give us reasonable time to access, or switch over to, our redundant data center. It is possible that multiple telecommunications vendors could be impacted so severely that the multi-vendor and multi-site strategy would not ensure communications services to our clients.

A computer virus infiltrating our systems through connections to client systems, emails received by us or connectivity to the Internet could also negatively impact the functioning of our computer systems. Although to date, we have not had any incidence of a virus fully penetrating our protective layers and infiltrating our production systems, we continue to review our protective layers and safeguards as our systems are susceptible to the growing number of potential viruses.

Any significant degradation or failure of one or more of our networks could cause our clients to suffer delays in transaction processing, which could damage our reputation, increase our service costs, result in error positions and settlement breaks (potentially causing losses) or cause us to lose clients and revenues.

We depend on a limited number of network equipment and telecommunications suppliers and do not have supply contracts. Our inability to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services could materially adversely affect our business.

Some key components we use in our networks are available only from a limited number of suppliers. The services required for operation of our networks are also provided to us by a limited number of telecommunication services providers. We do not have long-term supply contracts with the suppliers of the key components of our networks or any other limited source vendors, and we purchase data network equipment on a purchase order basis. We also have no control over the operation, quality or maintenance of the services required to maintain such networks or even the continued performance of such services. If we are unable to obtain sufficient quantities of equipment, required technical support or services, or to develop alternate sources as required in the future, our ability to deploy equipment in and operate our networks could be delayed or reduced, or we may be forced to pay higher prices for our network components or related services. Delays or reductions in supplies or services could lead to slowdowns or failures of our networks.

We are subject to rapid changes in technology which could impact our profitability and our ability to compete effectively.

Due to the high demand for technology-based services in the securities industry, we are subject to rapid technological change and evolving industry standards. Also, customer demands become greater and more sophisticated as the dissemination of information to clients increases. If we are unable to anticipate and respond to the demand for new services, products and technologies in a timely and cost-effective manner and to adapt to the technological advancements and changing standards, we will be less able to compete effectively, which could have a material adverse effect on our business. Many of our competitors have significantly greater resources than we do to fund such technological advancements. Similarly, the development of technology-based services is a complex and time-consuming process which may not always yield marketable products and services. New products and enhancements to existing products can require long development and testing periods. Significant delays in new product releases or significant problems in creating new products could negatively impact our revenues.

Our clients may develop in-house networks or use network providers other than NYFIX and divert part or all of their data communications from our networks to their networks, which could have a material adverse effect on our business.

We sell a service (the “NYFIX Marketplace Service”) that allows clients to communicate with their trading counterparties as members of the NYFIX Marketplace and access value-added services available on our platform. Our clients may develop in-house networks or use other network providers because such clients want to connect to destinations not part of our NYFIX Marketplace Service or to only certain, but not all, destinations covered by our NYFIX Marketplace Service. As a result of any of these events, we could experience lower revenues or lost revenues from delays in connecting clients to our NYFIX Marketplace Service indirectly through third party providers rather than directly by us.

A decline in subscription and maintenance revenue, our largest source of revenue, or transaction revenue, could have a material adverse effect on our business.

Subscription and maintenance revenue is our most significant source of revenue. Subscription and maintenance revenue rates are fixed based on a contractual period of time, typically one to three years, and is not affected by trading volumes. However, trading volumes do affect the revenues of our clients and this could affect their future purchases of our technology and services. Pricing pressures due to competition, failure to sign new agreements with clients because of reductions in their new technology spending, and observed consolidation in the financial sector could affect our revenues and profitability. Our costs associated with supporting the subscription and maintenance agreements are generally fixed and thus a loss of revenue would impact profitability.

Transaction revenue has been a growing component of our revenue. There is no assurance, however, that we can continue to grow transaction revenue. As our costs to support transaction revenue are generally fixed, a decline in revenue would directly impact our profitability. Several risk factors apply to the analysis of the potential growth of transaction revenue:

•	Competitive pressure created by a proliferation of electronic execution competitors, including New York Stock Exchange-Archipelago (“NYSE Archipelago”);

•
Potential changes in the U.S. market structure, e.g., the NYSE could establish limits on electronic access or create its own electronic matching order engine; there could be a consolidation of broker-dealers or a decline in the number of hedge funds; and

•	Increased client demands for bandwidth and speed, requiring reinvestment in hardware and software.

We have no current plans to transition from the subscription and maintenance or transaction-based revenue model due to general acceptance of it in the marketplace and the current trend of recurring, predictable revenue recognition and cash flows.

We are exposed to clearance, settlement and credit risk that could materially adversely affect our business.

Our NYFIX Clearing Corporation subsidiary (“NYFIX Clearing”) settles and clears transactions on behalf of NYFIX Millennium and NTS. It also operates a matched book stock borrow/stock loan business. NYFIX Clearing may have to finance our clients’ unsettled positions and we could be held responsible for the defaults of our clients. Although we regularly review credit exposure, default risk may arise from events or circumstances that may be difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect NYFIX.

NYFIX Clearing is a member of the Depository Trust and Clearing Corporation (“DTCC”) in order to self-clear securities transactions and is restricted to a maximum limit imposed by DTCC. In addition, to be able to clear trades, NYFIX Clearing may require added commitments from unaffiliated institutions to provide funding during a settlement day (“intra-day funding”). An inability to maintain or raise its maximum limits or to obtain and maintain third-party commitments to support intra-day funding could have an adverse impact on NYFIX Clearing’s ability to maintain or expand its business.

We are exposed to credit risk from third parties that owe us money, securities, or other obligations, including our customers and trading counterparties. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Volatile securities markets, credit markets and regulatory changes increase our exposure to credit risk, which could adversely affect our financial condition and operating results.

Our ability to maintain or expand our brokerage business could be adversely impacted if we do not continue to have third-party assistance to access exchanges and other important trading venues.

Our Transaction Services Division provides execution services with the assistance of third parties who provide us access to exchanges and other important trading venues in the execution business such as ECNs and ATSs. If such third parties, exchanges or regulators determine that our Transaction Services Division must discontinue such indirect access, this could have an adverse impact on our ability to maintain or expand this business.

Our clients may not approve our broker-dealer subsidiaries as counterparties if we are unable to maintain certain levels of capital, fail to file our periodic reports in a timely fashion, fail to obtain Nasdaq relisting, or are the subject of charges resulting from the SEC and Department of Justice (“DOJ”) investigations, and we may not be able to expand into other securities businesses without increased capital.

Certain clients have stringent counterparty credit requirements that we may not satisfy if our capital falls below certain levels. If we are unable to satisfy these requirements, the result may be that clients limit the amount of transactions they enter into with us, which in turn would reduce our revenues. In addition, our ability to expand our Transaction Services business into new products and services may be limited by the amount of capital we have on hand. Failure to become and remain current with our periodic filing requirements, as well as the continued delisting of our stock by Nasdaq, might deter clients of our Transaction Services Division from continuing to do business with us.

In addition, our clients may limit the amount of transactions they enter into with us if we are charged by the SEC and/or U.S. Attorney in the investigation into our historical stock option grants.

Our broker-dealer subsidiaries are at risk if their clients default on their trading obligations.

Under applicable regulatory requirements, our broker-dealers are required to cover for their clients if their clients default on their trading obligations by improperly failing to deliver cash or securities on the date when a trade settles. The broker-dealer can pursue its client for losses the broker-dealer sustains by delivering the required cash or securities. Our broker-dealers attempt to manage the risks associated with client trading defaults by conducting a number of background checks on their clients, including financial history, credit, regulatory and legal checks. The broker-dealer decides which background checks to undertake based on the relationship with the client and the nature and extent of the business that the client has with the broker-dealer. In addition, our broker-dealers monitor trades to check that counterparties know and confirm trades before settlement date to minimize market risk to which our broker-dealers can be exposed between trade date and settlement date. Our membership in the stock loan program of the Options Clearing Corporation “(OCC”) mitigates our risk with respect to our matched-book stock borrow/stock loan business. The OCC guarantees the required mark-to-market payments related to the fluctuation in market value of the collateral underlying stock borrow/stock loan transactions processed by its members and is considered the principal counterparty to each transaction. At December 31, 2006, approximately 44% of our stock borrow/stock loan transactions outstanding were processed through the OCC. Despite these measures to reduce the risk to our broker-dealers from trading defaults by their clients, there can be no assurance that our broker-dealers will avoid such risks entirely or that if losses do occur they will not have a material impact on the financial condition or reputation of the affected broker-dealer.

The cost structure of our Order Management Systems business could negatively impact our profitability if large clients discontinue using our services.

There is a significant cost associated with maintaining and enhancing our order management systems that offer broker-dealers a variety of workstation solutions to enable trading in various market types (including the NYSE, AMEX, Nasdaq, and others). If a significant share of these clients were to discontinue use of our systems, we will continue to incur the costs associated with supporting our remaining clients, having a negative impact on our profitability.

We might not be able to accommodate increased levels of trading activity and keep current with market data requirements.

There could be an increase in transaction levels driven by market volumes, regulatory changes and industry changes. This increase could jeopardize the ability of our hardware and software to accommodate the increase in the total number of trades, the number of items handled during a given period of time and latency, the time required to deal with a single order. The inability to accommodate these increased transaction levels could result in significant error positions and settlement breaks potentially causing losses.

Live market data is an integral part of certain product offerings of our Transaction Services Division and our OMS Division. The increase in market volumes could impact our ability to keep current with market data requirements which could, in-turn, impact the functionality of certain products causing us to lose clients and revenues.

Regulation NMS and MiFID could significantly alter the market structure and the volume of trading of equities in the U.S. and in the European Union which would adversely affect us if we are unable to provide competitive performance, functionality, and capacity.

As a result of the implementation of Regulation NMS, the order flow of our Transaction Services Division might migrate to competitive trading platforms as traders seek to exploit changes in market microstructure with a resulting decline in revenue. Additionally, trading volumes and market data volumes might substantially increase at the NYSE and other markets and, unless our Transaction Services and OMS Divisions are able to implement sufficient systems upgrades and product enhancements, we might be unable to keep up with the increased market volumes and compliance obligations, in which case clients would trade elsewhere. In addition, unless our OMS Division is able to implement product enhancements to provide a Regulation NMS compliant solution to our clients, they may cancel subscriptions to our OMS products.

In the European Union (the “EU”), the Markets in Financial Instruments Directive (“MiFID”) is required to become national law in all EU countries by November 2007. MiFID is intended to create a unified European market, with common regulation regarding investments and trading in EU countries. Although the impact of these regulations on NYFIX is uncertain, they could result in increased competition, increased administrative costs and exposure to enforcement actions.

Our business could be adversely affected by our inability to attract and retain talented employees, including senior management professionals and software developers.

Our business operations require highly specialized knowledge of the financial industry and of technological innovation as it applies to the financial industry. If we were unable to hire or retain the services of talented financial and software professionals, we would be at a competitive disadvantage.

If Warburg Pincus converts the Series B Preferred Stock and exercises the Warrant held by it, it could potentially acquire effective voting control of us. Its interests may or may not be aligned with those of our other stockholders.

If Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”) converts the 1.5 million shares of our Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and exercises the warrant to purchase 2.25 million shares of our common stock (the “Warrant”) held by it, Warburg Pincus would own approximately 35% of our then outstanding common stock (which includes 1,207,400 shares of common stock, representing approximately 3.4% of the outstanding common stock, purchased by Warburg Pincus on May 9, 2007). Warburg Pincus is permitted under the Securities Purchase Agreement pursuant to which it purchased the Series B Preferred Stock and Warrant (the “Preferred Stock SPA”) to acquire up to 40% of our outstanding common stock, on an as-if-converted basis through September 2011, after which it may acquire up to 45%. Such conversion and exercise in full may enable Warburg Pincus to effectively acquire the ability to elect all of our directors and determine the outcome of other matters submitted to a vote of stockholders. This ability may enable Warburg Pincus to influence management and may discourage a third party from making a significant equity investment in us or seeking to acquire us. Warburg Pincus’ interests may differ from those of our other stockholders in material respects. Additionally, Warburg Pincus may determine that the disposition of some or all of its interests in us would be beneficial to it at a time when such disposition could be detrimental to us or our other stockholders.

RISKS RELATING TO RESTATEMENTS AND RELATED PENDING LEGAL PROCEEDINGS

Our internal review of our historical financial statements, the restatement of our consolidated financial statements, investigations by the SEC and related events have had, and will continue to have, a material adverse effect on us.

By letter dated October 28, 2004, the Division of Enforcement of the SEC informed us that it was conducting an informal investigation related to our stock options granted. On February 25, 2005, we filed a current report on Form 8-K, which indicated that we believed that the matter was a formal inquiry. We are cooperating with the SEC with respect to this matter. We believe we are substantially complete with regard to producing all documents responsive to document requests and subpoenas. The SEC staff has taken testimony from current and/or former officers and/or directors, as well as from third parties, including our former independent registered public accounting firm.

We could be subject to substantial penalties, fines or regulatory sanctions or claims by our former officers, directors or employees for indemnification of costs they may incur in connection with the SEC investigation into our historical stock option granting practices and other related matters described below, which could adversely affect our business and operating results. We are unable to predict the outcome of the SEC investigation into our historical stock option granting practices and whether or not the other restatement items will lead to additional investigations or inquiries.

In connection with the restatement of our 1999 through 2002 consolidated financial statements relating to our accounting for the losses incurred by NYFIX Millennium filed in May 2004, the Division of Enforcement of the SEC informed us by letter dated July 14, 2004 that it was conducting an informal inquiry. On January 25, 2005, we filed a current report on Form 8-K, which indicated that we believed that the matter was a formal inquiry. We have cooperated with the SEC, producing documents in response to document requests and subpoenas and making employees available for interviews and testimony. The SEC staff has taken testimony from current and/or former officers and/or directors, as well as from third parties, including our former independent registered public accounting firm. In March 2006, we announced that the SEC Enforcement Staff had advised that it is recommending that the SEC close its inquiry into this matter without any action being taken against the Company or any individual. As a result of the Staff’s recommendation, which is subject to a formal approval process within the SEC, we have not been required to produce any more documents or provide additional witnesses for testimony in connection with this inquiry.

The consolidated financial statements included in our annual report on Form 10-K for 2005 restated the results of operations for fiscal years 2004 and 2003 and, in Note 19 to that report, the results for interim periods in 2004 and the quarter ended March 31, 2005 to reflect changes in our accounting for stock options granted, acquisitions and investments, revenue recognition, income taxes and treasury stock issuances (the “2005 Restatement”). Costs incurred for professional fees for outside accountants and lawyers to restate and re-audit our financial results and to produce and analyze document requests and to address related litigation have been significant and are expected to be significant until these matters are resolved.

We are the subject of several legal and administrative proceedings relating to our granting of stock options to certain of our employees, officers and directors. We are unable to predict the outcome of these proceedings and can give no assurances that the outcome of these proceedings will not have a material impact on us or that other proceedings will not be initiated.

In May 2006, we received a grand jury subpoena from the U.S. Attorney for the Southern District of New York.  The subpoena sought documents relating to our granting of stock options.  With the agreement of the Assistant U.S. Attorney, we are responding to the subpoena by producing the documents we produce to the staff of the Division of Enforcement of the SEC. The U.S. Attorney has also conducted interviews with at least one of our current employees and two of our former employees (one of whom is a former officer) and with at least one employee of our former independent registered public accounting firm.

Since June 2006, we have been served as a nominal defendant in several shareholder derivative actions against us and several of our current and former officers and directors, asserting, among other things, claims under the federal securities laws, corporate waste, fraud and breach of fiduciary duty against all the individual defendants based on claimed backdating of stock option grants to these individuals between 1997 and 2003.  In addition, certain stockholders have made formal inquiries regarding alleged violations of Section 16(b) of the Exchange Act based on the same facts alleged in these actions.

In 2006 and 2007, we have had communications with the United States Internal Revenue Service and the United Kingdom HM Revenue & Customs relating to our potential liability for income and payroll tax withholdings on certain historical stock option grants and exercises.

We are unable to predict the outcome of any of these matters at this time and can give no assurances that the outcome of any of these proceedings will not have a material impact on us or that there will not be other proceedings arising from the 2005 Restatement or the matters described in the 2006 Form 10-K.

Many members of our senior management team and our Board of Directors have been and will be required to devote a significant amount of time on matters relating to the continuing SEC investigation, the restatement, our outstanding periodic reports, remedial efforts and related litigation.

Our senior management team and our Board of Directors have devoted a significant amount of time on matters relating to the continuing SEC investigation into our historical stock option grants, the 2005 Restatement, curing the delinquency related to our periodic reports, remedial efforts and related litigation. In addition, certain members of our Board of Directors and our General Counsel are named defendants in one or more legal proceedings asserting claims of federal securities law violations related to the SEC investigation into our historical stock option granting practices. Defending these actions will require significant time and attention from members of our current senior management team and our Board of Directors. If our senior management is unable to devote a significant amount of time in the future developing and attaining our strategic business initiatives and running ongoing business operations, there may be a material adverse effect on our business, financial condition and results of operations.

We have material weaknesses in our internal control over financial reporting, which could adversely affect our ability to report our financial condition and results of operations accurately and on a timely basis.

In connection with our assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, we identified material weaknesses including those that may exist or hereafter arise or be identified, which could adversely impact our ability to provide timely and accurate financial information. Additional work remains to be done to address the identified material weaknesses. We may be required to hire additional employees and consultants to address these weaknesses, and may experience higher than anticipated capital expenditures and operating expenses during the implementation of these changes and thereafter. If we are unable to address these weaknesses effectively, or if other material weaknesses develop, there could be a material adverse effect on our business, financial condition and results of operations. If we are unsuccessful in implementing or following our remediation plans, or fail to update our internal control as our business evolves or to integrate acquired businesses into an in-control environment, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation, events of default under our long-term debt agreements and the terms of our agreement with the holder of our preferred stock, and a general loss of investor confidence, any one of which could adversely affect our business prospects and the valuation of our common stock. Such weaknesses may impact our ability to list on a national securities exchange, such as Nasdaq.

Furthermore, there are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. We could face additional litigation exposure and a greater likelihood of an SEC enforcement action if further restatements were to occur or other accounting-related problems emerge. In addition, any future restatements or other accounting-related problems may adversely affect our financial condition, results of operations and cash flows.

Our stock is currently delisted from the Nasdaq National Market quotation system and the public float and trading volume of our common stock is limited.

As a result of the delisting of our stock from Nasdaq on November 1, 2005, our common stock is currently traded in the OTC securities market with real-time quotes available on the Pink Sheets electronic quotation service. Stockholders may find it more difficult to obtain accurate quotes and execute trades in the OTC market and the limited public float of our stock could result in increased volatility particularly if larger share trades are executed. In addition, if the market price of our common stock is less than $5.00 per share, our common stock could be considered a penny stock and become subject to the regulations applicable to penny stocks.

Our stock price may decline and you will incur substantial dilution if current and former employees exercise outstanding options and sell the underlying shares in the market.

As described in more detail in Note 14 to the Consolidated Financial Statements included in the 2006 Form 10-K, as of December 31, 2006, there are approximately 3.5 million exercisable options outstanding. As of June 30, 2007, included in the exercisable options outstanding are 1,030,150 shares, underlying options, for which we had been notified of intents to exercise that were not deemed probable of expiring before the Company could issue shares (“Pending Exercises”). We have generally been unable to honor Pending Exercises since the third quarter of 2005 as a result of not being current with our periodic filing requirements and therefore not having an effective S-8 registration statement for the underlying shares. We have extended the period these options can be exercised until such time that we are current with our periodic filing requirements and have an effective S-8 registration statement for the underlying shares. If a large number of the shares underlying these options were to be sold in the market, together with shares underlying options to existing employees, the price of our stock may decline and there will be further dilution to holders of shares of our common stock.

RISKS RELATING TO THE BROKER-DEALER INDUSTRY REGULATIONS

The securities brokerage industry is subject to extensive government and other regulation. If NYFIX Millennium, NTS, NYFIX Clearing or NYFIX International fail to comply with these regulations, they may be subject to disciplinary or other action by regulatory organizations. Changes in such regulations could increase our compliance costs.

We are subject to extensive government and other regulation. NYFIX Millennium, NYFIX Transaction Services, Inc. (“NTS”) and NYFIX Clearing, our US broker-dealer subsidiaries, are subject to extensive regulation under both federal and state laws and NYFIX International Ltd. (“NYFIX International”), our UK broker-dealer subsidiary, is subject to extensive regulation under UK laws. In addition to these laws, we must comply with rules of the SEC, including Regulation ATS for NYFIX Millennium, and the National Association of Securities Dealers (the “NASD”), the Financial Services Authority (the “FSA”) in the UK, various stock exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors participating in these markets. As regulated subsidiaries, NYFIX Millennium, NTS, NYFIX Clearing and NYFIX International are subject to numerous regulations covering the securities business, including:

•	marketing practices;

•	capital structure, including net capital requirements;

•	record keeping; and

•	conduct of directors, officers and employees.

The ability of NYFIX Millennium, NTS, NYFIX Clearing and NYFIX International to comply with such regulations depends largely on the establishment and maintenance of an effective compliance system, as well as their ability to attract and retain qualified compliance personnel. If a claim of noncompliance is made by a regulatory authority, the efforts of the management of NYFIX Millennium, NTS, NYFIX Clearing or NYFIX International could be diverted to responding to such claim and they could be subject to a range of possible consequences, including the payment of fines, civil lawsuits and the suspension of one or more portions of their business. In addition, their mode of operation and profitability may be directly affected by:

•	additional legislation;

•	changes in rules promulgated by the SEC, the Board of Governors of the Federal Reserve System, the NASD, the FSA, the various stock exchanges or other Self Regulatory Organizations (“SROs”); or

•	changes in the interpretation or enforcement of existing laws and rules.

If we are unable to defend against such claims, we may be subject to disciplinary or other action by regulatory organizations, including censure, fines, the issuance of cease-and-desist orders or the suspension, and/or disqualification of our officers, directors or employees. The fines, if material, could have an adverse effect on our earnings because it could greatly increase our capital requirements. If any of our employees were suspended or disqualified, we may be unable to meet the needs of our clients or to solicit new business. This could also have an adverse effect on our earnings. Furthermore, any such penalties could materially harm our reputation in the industry, which could have a long-term effect on our financial growth.

In addition, NYFIX Millennium’s status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes. If any of our systems become disabled, the ability to process trades and handle peak trading volumes will be compromised. The status of NYFIX Millennium, NTS and NYFIX Clearing as SEC registered broker-dealers and NASD members and NYFIX International as an FSA registered entity are conditioned, in part, on their ability to process and settle trades.

In addition, our standing with various bodies that regulate us may be impacted if we are charged by the SEC and/or U.S. Attorney in the investigation into our historical stock option grants.

Our failure to meet Net Capital rule requirements, or adverse changes in the Net Capital rules, could restrict our business operations.

The SEC, the FSA and the NASD, as well as other regulatory agencies and securities exchanges within and outside the U.S., have stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers. These rules include the SEC’s net capital rule (15c3-1), to which our U.S. broker-dealer subsidiaries are subject, and the financial resources requirements of the FSA to which our UK registrant is subject. The failure by one of these subsidiaries to maintain its required regulatory net capital or financial resources (collectively, “Net Capital”) may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD and other U.S. or international regulatory bodies, and ultimately could require its liquidation. In addition, a change in the Net Capital rules, the imposition of new rules or any unusually large charge against the Net Capital of one of our regulated subsidiaries could limit its operations, particularly those that are capital intensive. A large charge to the Net Capital of one of these subsidiaries could result from an error or other operational failure or a failure of a client to complete one or more transactions, including as a result of that client’s insolvency or other credit difficulties, and we cannot assure you that we would be able to furnish the affected subsidiary with the requisite additional capital to offset that charge. The Net Capital rules could also restrict our ability to withdraw capital from our regulated subsidiaries, which could limit our ability to pay cash dividends if we decided to pay dividends, repay debt or repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against the Net Capital of any of our regulated subsidiaries could adversely affect our financial position. In addition, as a member of DTCC, our NYFIX Clearing subsidiary is required to maintain excess Net Capital of $10 million. Our NYFIX Clearing subsidiary had excess Net Capital in excess of $25.0 million at July 31, 2007. At December 31, 2006, our regulated subsidiaries had aggregate Net Capital requirements (including the DTCC requirement for NYFIX Clearing) of $11.3 million. In 2006, we provided an aggregate additional capital of $12.5 million in the form of additional capital contributions to our broker-dealer subsidiaries. If our regulated subsidiaries fall below their minimum regulatory Net Capital and minimum excess regulatory Net Capital requirements, their operations would be restricted by their respective regulatory agencies.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered hereby by the selling stockholders.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by another broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	one or more broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Act. We have agreed to indemnify certain of the selling stockholders against liabilities, including liabilities under the Act and state securities laws, relating to the registration of the shares offered by this prospectus. We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Act.

SELLING SECURITY HOLDERS

The selling stockholders consist of the selling stockholders listed below and their subsequent transferees, pledgees, donees and successors. The selling stockholders may from time to time offer and sell shares of our common stock pursuant to this prospectus or any applicable prospectus supplement.

The following table sets forth, as of September 30, 2007, certain information relating to the selling stockholders, the number of shares of our common stock beneficially owned by them, the number of shares of our common stock offered hereby by them, and the number and percentage of shares of our common stock that the selling stockholders would beneficially own if all of the shares of our common stock offered hereby are sold. As of September 30, 2007, there were 36,613,162 shares of our common stock outstanding.

Name	Shares of Common Stock Beneficially Owned		Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Outstanding Shares After Offering
Trustees of the Building Trades United Pension Trust Fund, Milwaukee and Vicinity (Nominee: Hare & Co)	18,600	(1)	18,600(1)	-	-
CIBC U.S. Small Companies Fund (Nominee: Bost & Co)	34,100	(1)	34,100(1)	-	-
Treasurer of the State of North Carolina (Nominee: Cotuitline & Co)	107,700	(1)	107,700(1)	-	-
United of Omaha Small Company Fund (Nominee: Midsaid & Co.)	41,100	(1)	41,100(1)	-	-
Textron Inc. Master Trust (Nominee: Tide Beach & Co)	50,800	(1)	50,800(1)	-	-
British Columbia Investment Management Corporation (Nominee: Hare & Co)	104,000	(1)	104,000(1)	-	-
The Dow Chemical Employees’ Retirement Plan (Nominee: Kane & Co)	261,500	(1)	261,500(1)	-	-
Public Sector Pension Investment Board (Nominee: Bost & Co)	260,000	(1)	260,000(1)	-	-
American Bar Association Members/State Street Collective Trust, Small-Cap Equity Fund (Nominee: Piratehook & Co)	45,000	(1)	45,000(1)	-	-
The Retirement Program Plan for Employees of Union Carbide Corporation (Nominee: Kane & Co)	145,000	(1)	145,000(1)	-	-
McKesson HBOC, Inc. Profit-Sharing Investment Plan (Nominee: Flapper & Co)	10,300	(1)	10,300(1)	-	-
Radian Group Inc. (Nominee: Ell & Co)	37,000	(1)	37,000(1)	-	-

Name	Shares of Common Stock Beneficially Owned		Shares of Common Stock Offered Hereby		Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Outstanding Shares After Offering
Wolf Creek Investors (Bermuda) L.P. (Nominee: Wolf Creek Investors (Bermuda) L.P.)	505,900	(1)	505,900	(1)	-	-
Wolf Creek Partners, L.P. (Nominee: Wolf Creek Partners, L.P.)	277,000	(1)	277,000	(1)	-	-
WTC-CIF Emerging Companies Portfolio (Nominee: Finwell & Co)	340,000	(1)	340,000	(1)	-	-
WTC-CIF Small Cap 2000 Portfolio (Nominee: Finwell & Co)	102,600	(1)	102,600	(1)	-	-
WTC-CTF Emerging Companies Portfolio (Nominee: Landwatch & Co)	320,000	(1)	320,000	(1)	-	-
WTC-CTF Small Cap 2000 Portfolio (Nominee: Glasswind & Co)	52,400	(1)	52,400	(1)	-	-
Geoffrey T. Boisi	78,846		78,846		-	-
Richard Herbst	78,847		78,847		-	-
Whitebox Convertible Arbitrage Partners L.P.	1,769,911	(2)	1,769,911	(2)	-	-
Total	4,640,604		4,640,604		-	-

(1) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(2) Represents 1,769,911 shares of common stock issuable upon conversion of an aggregate of $10,000,000 principal amount of convertible notes payable December 30, 2009.

LEGAL MATTERS

The legality of the shares of our common stock offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut.

EXPERTS

The financial statements as of December 31, 2006 and December 31, 2005 and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2006 incorporated in this prospectus by reference to the 2006 Form 10-K have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereunder, other than fees, discounts, commissions and expenses to be paid or allowed to dealers, brokers or agents. All amounts set forth are estimated and subject to change, except for the SEC registration fee. No portion of these expenses will be paid by the selling stockholders. The expenses will be paid by us.

SEC registration fee	$753
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous expenses	1,247
Total	$17,000

Item 14. Indemnification of Directors and Officers.

We maintain a directors’ and officers’ liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances. Directors and officers insured under the policy include directors and officers of our subsidiaries.

In addition, the following information is incorporated by reference in the registration statement: the information included in the description of our capital stock contained in our registration statement on Form S-1 dated April 19, 1993, as updated by any amendment or report filed for the purpose of updating such description; Articles Seventh and Eighth of our Restated Certificate of Incorporation incorporated by reference to Appendix B to our proxy statement filed on September 3, 2003; and Article VII of our Amended By-Laws incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on October 18, 2006. The provisions of the documents included in the information incorporated by reference above refer to or are based upon Sections 145 and 102(b) of the General Corporation Law of the State of Delaware (the “Law”).

Section 145 of the Law provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Section 102(b) (7) of the Law provides as follows:

“(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters: … (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.”

Item 15. Recent Sales of Unregistered Securities

2004

In July 2004, we issued 51,828 shares of our common stock to certain noteholders of Renaissance Trading Technologies, LLC (“Renaissance”) as the first principal payment under the promissory notes, valued at $246,000. On April 7, 2004 and September 27, 2004, pursuant to notice from certain noteholders after our technical default on the promissory notes, related to delays in periodic reporting, we issued, in the aggregate, 388,616 shares of our common stock as payment for $2.0 million in principal amount of such notes. On October 27, 2004, we issued an additional 20,800 shares of our common stock to certain unitholders of Renaissance in connection with a price protection provision. In connection with the issuance of our shares to the above individuals, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”).

During 2004 we also issued 103,211 shares pursuant to the exercise of employee stock options in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

On December 30, 2004, we issued a $7.5 million Convertible Note with an interest rate of 5% due in December 2009 (the “Note”) through a private placement to Whitebox Convertible Arbitrage Partners L.P. (the “Lender”). At the option of the Lender, the Note was initially convertible into our common stock at $6.94 per common share, which was a 20% premium over the average of our common stock closing price for the five trading days preceding December 30, 2004. Pursuant to an amendment to the Note and the antidilution provisions thereof, the conversion price has since been adjusted to $5.65 per share. At our option, the Note is convertible into shares of our common stock according to a formula based on the market price of our common stock during the term of the Note which requires, among other things, our common stock to exceed 150% of the price at which the Lender can convert the Note. If we convert the Note prior to December 30, 2007, we are required to pay a “make-whole” interest payment, in either cash or our common stock, at our discretion, equal to the total of the remaining interest payments due for the period from the date of the conversion through December 31, 2007. If we issue common stock to convert the Note or make interest payments, the conversion of cash to stock is to be based on 95% of the preceding ten day average closing price of the common stock. The Note was issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

2005

During 2005, we issued 85,738 shares of our common stock to the holders of promissory notes issued in connection with the acquisition of 60% of EuroLink Network, Inc. (“EuroLink”) as payment towards the notes with an aggregate market value agreed in April 2005 of $408,000.

In April 2005, pursuant to receiving default notices from certain of the Renaissance noteholders, as a result of not being current with our SEC filings, we issued 16,801 shares of common stock with an aggregate market price of $84,000 in full settlement of certain notes.

In July 2005, we issued 36,401 shares of common stock with an aggregate market price of $218,000 as a scheduled payment to the remaining noteholders of the Renaissance promissory notes.

In addition, during 2005, we issued an aggregate of 31,433 shares of common stock pursuant to the exercise of employee stock options.

In each of these 2005 transactions, we issued such securities in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

2006

Common Stock

In a private placement transaction which closed on July 5, 2006, we issued 2,713,000 shares of our common stock to certain clients of an investment manager (the “Buyers”) for an aggregate purchase price of $12.6 million. We also issued 157,693 shares of our common stock to Rhone Group Advisors, LLC to pay placement agent fees equivalent to 6% of the gross proceeds of this transaction, for an aggregate 2,870,693 shares issued. We are using and intend to use the net proceeds from the investment for general corporate purposes and business development activities. The issuance of the shares to the Buyers and Rhone Group Advisors, LLC was effected in reliance on the exemption from the registration provisions of the Securities Act provided by Rule 506 of Regulation D under the Securities Act (“Regulation D”).

Pursuant to the Securities Purchase Agreement (the “Common Stock SPA”) signed and delivered to us by the Buyers, each Buyer made the following representations, among others: (a) such Buyer was acquiring the securities for its own account for investment and not for the account of any other person and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration, (b) such Buyer was an accredited investor and was also knowledgeable, sophisticated and experienced in making, and was qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of our securities, (c) such Buyer was furnished with all materials relating to our business, finances and operations and materials relating to the offer and sale of our securities which had been requested by such Buyer and that such Buyer was provided the opportunity to ask questions of us. Management determined that each Buyer was an Accredited Investor (as defined in Regulation D) and also a sophisticated investor. In addition, we disclosed to the Buyers that such shares had not been registered under the Securities Act and consequently could not be resold unless registered under the Securities Act or an exemption from registration was available, and that a restrictive legend would be placed on the share certificates. Consequently, management determined that such shares could be issued to the Buyers in reliance on Rule 506 of Regulation D.

Convertible Preferred Stock

On September 4, 2006, we entered into a securities purchase agreement (the “Preferred Stock SPA”) to sell 1.5 million shares of Series B Voting Convertible Preferred Stock and a warrant (the “Warrant”) to purchase 2.25 million shares of our common stock to Warburg Pincus Private Equity IX, L.P., a leading global private equity firm, for $75 million. We are using and intend to use the net proceeds from the investment, after deducting a 6% placement agent fee of $4.5 million to Rhone Group Advisors, LLC, and other transaction-related expenses of $1.3 million, for general corporate purposes and business development activities. The transaction closed on October 12, 2006. The shares of Series B Preferred Stock and the Warrant were issued in a private placement transaction under Rule 506 of Regulation D.

Pursuant to the Preferred Stock SPA, Warburg Pincus made certain representations, including the following: (a) Warburg Pincus was acquiring the securities for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the shares of Series B Preferred Stock or the Warrant, (b) Warburg Pincus was a “qualified institutional buyer” within the meaning of Rule 144A(a) of the Securities Act or an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, (c) Warburg Pincus had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of its investment in us and was able to bear the economic risk of such investment for an indefinite period of time, and (d) Warburg Pincus was furnished access to such information and documents as it had requested and had been afforded an opportunity to ask questions of and receive answers from representatives of us concerning the terms and conditions of the Preferred Stock SPA and the purchase of the Series B Preferred Stock. In addition, we disclosed to Warburg Pincus that the shares of Series B Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant had not been registered under the Securities Act and consequently could not be resold unless registered under the Securities Act or an exemption from registration was available and that a restrictive legend would be placed on the share certificates and Warrant. Consequently, management determined that such shares and Warrant could be issued to Warburg Pincus in reliance on Rule 506 of Regulation D of the Securities Act.

Each share of Series B Preferred Stock sold under the agreement is initially convertible, at any time, into 10 shares of common stock, at an initial conversion price of $5.00 per common share, which represents a discount of approximately 6.5% to the closing price of our common stock on September 1, 2006 and a premium of 9.3% to the last 45 trading day average prior to September 4, 2006. Dividends are payable semiannually on the Series B Preferred Stock in shares of common stock The number of shares issuable in payment of dividends is determined at an annual rate of 7% of the purchase price per share, or $50, divided by the conversion price then in effect (currently $5.00). The Warrant issued in connection with this transaction entitles Warburg Pincus to purchase 2.25 million shares of common stock at an exercise price of $7.75 per share.

Other Transactions

•
In July 2006, we issued 40,491 shares of common stock with an aggregate market price of $190,000 as a scheduled payment to certain noteholders of Renaissance promissory notes issued in connection with our acquisition of the remaining 82% of the membership units of Renaissance that we did not already own effective July 1, 2003. The issuance of the shares was effected in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act.

•
In August 2006, we issued 14,021 shares of common stock with an aggregate market value agreed in April 2005 of $67,000, as final settlement of a EuroLink promissory note issued in connection with our acquisition of the remaining 60% of EuroLink that we did not already own effective March 29, 2004. The issuance of the shares was effected in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act.

2007

On January 25, 2007 and June 19, 2007, the Board of Directors declared a dividend payable to holders of Series B Preferred Stock in payment of dividends accumulated through December 31, 2006 and June 30, 2007, respectively. As a result, we issued 227,500 and 526,327 restricted shares of common stock, with fair values of approximately $1,354,000 and $3,426,000, respectively, based on the market price of our common stock on the respective declaration dates. The issuances of the shares were effected in reliance on the exemption set forth in Section 4(2) of the Securities Act.

During the three months ended March 31, 2007, certain stock options aggregating 225,000 shares, held by an accredited investor (and former executive officer), were exercised at $2.00 per share. The $450,000 aggregate exercise price of such shares was paid for with the delivery of 73,171 shares of common stock previously held by the former officer for more than six months. The receipt of these shares is reflected in treasury stock. The Company then issued 225,000 restricted shares of common stock from treasury, on the same day, with a fair market value of $6.15 per share on the exercise date. The issuance of the shares was effected in reliance on the exemption set forth in Section 4(2) of the Securities Act.

Also during March 2007, we issued 48,169 restricted shares of common stock to an officer in satisfaction of a provision in his employment agreement requiring issuance of shares worth $300,000. The issuance of the shares to the officer was effected in reliance on the exemption set forth in Section 4(2) of the Securities Act.

In July 2007, we issued 26,954 shares of common stock with a fair market value of $193,000 as final payment to certain holders of Renaissance promissory notes issued in connection with our acquisition of the remaining 82% of the membership units of Renaissance that we did not already own effective July 1, 2003. The issuance of the shares was effected in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act.

On October 1, 2007, we issued a $2.5 million Convertible Promissory Note to the Lender with an interest rate of 5% per annum due on December 30, 2009 (the “$2.5 Million Note”) pursuant to the exercise by the Lender of an option under the purchase agreement between the Lender and the Company dated December 30, 2004. At the option of the Lender, the $2.5 Million Note is convertible into the Company’s common stock at $5.65 per share, subject to adjustment. At our option, the Note is convertible into shares of common stock according to a formula based on the market price of the common stock during the term of the $2.5 Million Note which requires among other things for the Company's common stock to exceed 150% of the price at which the Lender can convert the $2.5 Million Note. If we convert the $2.5 Million Note prior to December 30, 2007, we are required to pay a “make-whole” interest payment, in either cash or our stock at our discretion. We may elect to make semi-annual interest payments by issuing common stock in lieu of cash. If we issue common stock to convert the Note or make interest payments, the conversion of cash to stock is to be based on 95% of the preceding ten day average closing price of the common stock. The $2.5 Million Note was issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) The exhibits listed in the following table have been filed as part of this registration statement.

3.1	Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference from Appendix B to the Registrant’s Proxy Statement filed September 3, 2003 (File Number 000-21324).

3.2
Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed August 6, 2007 (File Number 000-21324).

3.3	Amended By-Laws of the Registrant. Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 18, 2006 (File Number 000-21324).

3.4
Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Voting Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock of the Registrant. Incorporated herein by reference from Exhibit 3.2 of Registrant’s Current Report on Form 8-K filed on October 18, 2006 (File Number 000-21324).

5	Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereunder (previously filed).

10.1
Limited Liability Company Operating Agreement of NYFIX Millennium, L.L.C. Incorporated herein by reference from Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File Number 001-12292).

10.2
Subordinated Loan Agreement for Equity Capital, dated October 30, 2001, between the Registrant and NYFIX Millennium, L.L.C. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Form 8-K filed February 14, 2002 (File Number 000-21324).

10.3
Agreement and Plan of Merger among the Registrant, NYOlympus, Inc. and Javelin Technologies, Inc. dated as of March 12, 2002. Incorporated herein by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed April 15, 2002 (“Javelin 8-K”) (File Number 001-12292).

10.4
Amendment No. 1 to Agreement and Plan of Merger among the Registrant, NYOlympus, Inc. and Javelin Technologies, Inc. dated as of March 20, 2002. Incorporated herein by reference from Exhibit 2.2 to the Javelin 8-K (File Number 001-12292).

10.5
Amendment No. 2 to Agreement and Plan of Merger among the Registrant, NYOlympus, Inc. and Javelin Technologies, Inc. dated as of March 26, 2002. Incorporated herein by reference from Exhibit 2.3 to the Javelin 8-K (File Number 001-12292).

10.6
Employment Agreement between Peter K. Hansen and the Registrant dated June 24, 1991. Incorporated herein by reference from Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 10-K”) (File Number 000-21324).

10.7
Amendment No. 1, dated November 4, 2004, to the Employment Agreement between Peter K. Hansen and the Registrant dated June 24, 1991. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 (File Number 000-21324).

10.8
Amended and Restated 1991 Incentive Stock Option Plan of the Registrant. Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996 (File Number 001-12292).

10.9
Amendment No. 1 to Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan of the Registrant. Incorporated herein by reference from Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (“2000 10-K”) (File Number 001-12292).

10.10
Amendment No. 2 to Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan of the Registrant. Incorporated herein by reference from Exhibit 10.5 to the 2000 10-K (File Number 001-12292).

10.11	NYFIX, Inc. 2001 Stock Option Plan. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2001 (File Number 001-12292).

10.12
Amendment No. 1 to NYFIX, Inc. 2001 Stock Option Plan. Incorporated herein by reference from Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (“2002 10-K”) (File Number 000-21324).

10.13
Amendment to each of the Amended and Restated 1991 Incentive Stock Option Plan of the Registrant, the Javelin Technologies Inc. 1999 Stock Option/Stock Issuance Plan and the NYFIX, Inc. 2001 Stock Option Plan. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 (File Number 000-21324).

10.14	Employment Agreement between Robert C. Gasser and the Registrant dated September 21, 2001. Incorporated herein by reference from Exhibit 10.18 to 2002 10-K (File Number 000-21324).

10.15
Separation and Release Agreement between Robert C. Gasser and the Registrant dated as of September 4, 2006. Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on September 8, 2006 (File Number 000-21324).

10.16
Purchase Agreement, dated as of October 2, 2002, between Edward Brandman, Daniel Ryan, Ken DeGiglio and the Registrant relating to Renaissance Trading Technologies LLC (“RTT”). Incorporated herein by reference from Exhibit 10.13 to the 2002 10-K (File Number 000-21324).

10.17
Convertible Secured Promissory Note from RTT to the Registrant, dated as of October 2, 2002, in the principal amount of $1.5 million. Incorporated herein by reference from Exhibit 10.14 to the 2002 10-K (File Number 000-21324).

10.18	Amended and Restated Limited Liability Company Operating Agreement of RTT. Incorporated herein by reference from Exhibit 10.15 to the 2002 10-K (File Number 000-21324).

10.19
Secured Promissory Note from RTT to the Registrant, dated as of March 12, 2003, in the principal amount of $1.0 million. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File Number 000-21324).

10.20
Purchase Agreement, dated as of September 26, 2003, by and between the Registrant and the sellers of RTT. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File Number 000-21324).

10.21	Employment Agreement between Lars Kragh and the Registrant dated January 1, 2003. Incorporated herein by reference from Exhibit 10.16 to the 2002 10-K (File Number 000-21324).

10.22
Separation Agreement and General Release, dated as of December 31, 2006, between NYFIX, Inc. and Lars Kragh. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed April 16, 2007 (File Number 000-21324).

10.23
Form of Agreement and Plan of Merger between NYFIX, Inc., a New York Corporation, and NYFIX (Delaware) Inc. Incorporated herein by reference from Appendix A to the Registrant’s Proxy Statement filed September 3, 2003 (File Number 000-21324).

10.24
Form of Option to Purchase Common Stock of EuroLink Network, Inc. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File Number 000-21324).

10.25
Business Continuity Services Master Agreement, dated October 15, 1997, between Comdisco, Inc. (Predecessor to Sungard) and Trinitech Systems, Inc. (Predecessor to NYFIX, Inc.). Incorporated herein by reference from Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (“2003 10-K”) (File Number 000-21324).

10.26
Advanced Recovery (AR) Schedule, dated February 15, 2000, to the Master Agreement dated October 15, 1997 between Comdisco, Inc. (Predecessor to Sungard) and NYFIX, Inc. listing additional equipment and extending the term of the agreement through February 15, 2005. Incorporated herein by reference from Exhibit 10.25 to the 2003 10-K (File Number 000-21324).

10.27
Addendum to Advanced Recovery (AR) Schedule, dated February 15, 2000, to the Master Agreement dated October 15, 1997 between Sungard Recovery Services LP and NYFIX Millennium, LLC, dated December 31, 2003, extending the term of the agreement through February 14, 2009 and changing the monthly Subscription Fees. Incorporated herein by reference from Exhibit 10.26 to the 2003 10-K (File Number 000-21324).

10.28
Purchase Agreement, dated December 30, 2004, by and between the Registrant and Whitebox Convertible Arbitrage Partners L.P. (“Whitebox”) incorporated herein by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2005 (File Number 000-21324).

10.29
Convertible Promissory Note, dated December 30, 2004, by and between the Registrant and Whitebox, Incorporated herein by reference from Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on January 5, 2005 (File Number 000-21324).

10.30
Registration Rights Agreement, dated December 30, 2004, by and between the Registrant and Whitebox. Incorporated herein by reference from Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (“2004 10-K”) (File Number 000-21324).

10.31
Agreement, dated March 30, 2005, by and between the Registrant and Whitebox extending the Election Period on the Convertible Promissory Note. Incorporated herein by reference from Exhibit 10.33 to the 2004 10-K (File Number 000-21324).

10.32
Agreement to Amend Convertible Promissory Note and Registration Rights Agreement and to Waive Breaches, dated June 24, 2005, by and between Registrant and Whitebox. Incorporated herein by reference from Exhibit 10.34 to the 2004 10-K (File Number 000-21324).

10.33
Employment Agreement between Jay D. Shaffer and the Registrant dated January 1, 2005. Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005 (File Number 000-21324).

10.34
Amendment No. 1 to January 1, 2005 Executive Agreement between Jay D. Shaffer and the Registrant, effective as of February 23, 2006. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 24, 2006 (File Number 000-21324).

10.35
Amendment No. 2 to January 1, 2005 Executive Agreement between Jay D. Shaffer and the Registrant, effective as of August 1, 2006. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 4, 2006 (File Number 000-21324).

10.36
Employment Agreement between Steven R. Vigliotti and the Registrant dated January 31, 2006. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2006 (File Number 000-21324).

10.37
Executive Agreement effective January 31, 2006 between NYFIX, Inc. and Mark R. Hahn. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 1, 2006 (File Number 000-21324).

10.38
Amendment No. 1, dated August 1, 2006, to Executive Agreement dated January 31, 2006 between Mark R. Hahn and the Registrant. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2006 (File Number 000-21324).

10.39	Separation Agreement and General Release between Mark R. Hahn and the Registrant dated December 1, 2006. Incorporated herein by reference from Exhibit 10.43 to the 2005 10-K (File Number 000-21324).

10.40
Separation and General Release, dated as of February 17, 2006, by and between the Registrant and Keith R. Jamaitis. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 24, 2006 (File Number 000-21324).

10.41
Securities Purchase Agreement between the Registrant and certain clients of an institutional investor, dated June 29, 2006. Incorporated herein by reference from Exhibit 10.41 to the 2005 10-K (File Number 000-21324).

10.42
Registration Rights Agreement between the Registrant, certain clients of an institutional investor and Rhone Group Advisors, LLC dated July 5, 2006. Incorporated herein by reference from Exhibit 10.42 to the 2005 10-K (File Number 000-21324).

10.43
Employment Agreement between Brian Bellardo and the Registrant dated August 1, 2006. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 4, 2006 (File Number 000-21324).

10.44
Agreement between the Registrant and Brian Bellardo dated May 15, 2007. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 21, 2007 (File Number 000-21324).

10.45	Purchase Agreement between the Registrant, NYFIX Overseas, Inc. and G.L. Trade S.A. dated August 25, 2006. Incorporated herein by reference from Exhibit 10.2 to the 2005 10-K (File Number 000-21324).

10.46
Securities Purchase Agreement, dated as of September 4, 2006, by and between Warburg Pincus Private Equity IX, L.P. and the Registrant. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 8, 2006 (File Number 000-21324).

10.47
Employment Agreement between Howard Edelstein and the Registrant dated September 4, 2006. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 8, 2006 (File Number 000-21324).

10.48
Warrant, dated October 12, 2006, issued by the Registrant to Warburg Pincus Private Equity IX, L.P. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 18, 2006 (File Number 000-21324).

10.49
Registration Rights Agreement, dated October 12, 2006, between the Registrant and Warburg Pincus Private Equity IX, L.P. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 18, 2006 (File Number 000-21324).

10.50
Indemnification Agreement, dated October 12, 2006, between the Registrant and Cary Davis. Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 18, 2006 (File Number 000-21324).

10.51
Indemnification Agreement, dated October 12, 2006, between the Registrant and William Janeway. Incorporated herein by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on October 18, 2006 (File Number 000-21324).

10.52
Employment Agreement between the Registrant and W. Brennan Carley effective as of January 1, 2007. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed January 16, 2007 (File Number 000-21324).

10.53
Agreement between the Registrant and David Merrill dated January 5, 2007. Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K/A filed January 16, 2007 (File Number 000-21324).

10.54
Agreement between the Registrant and Scott A. Bloom dated March 15, 2007. Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed April 4, 2007 (File Number 000-21324).

10.55
Employment Agreement between the Registrant and Donald Henderson dated May 25, 2006. Incorporated herein by reference from Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K filed August 6, 2007 (File Number 000-21324).

10.56
Convertible Promissory Note, dated October 1, 2007, by and between the Registrant and Whitebox. Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2007 (File Number 000-21324).

10.57	2007 Omnibus Equity Compensation Plan. Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed October 2, 2007 (File Number 333-146446).

10.58	Form of Non-Qualified Stock Option Agreement. Incorporated herein by reference from Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed October 2, 2007 (File Number 333-146446).

10.59	2007 Annual Incentive Plan. Incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.60
2007 Plan Non-Qualified Stock Option Agreement (Time-based Vesting) between the Company and Mr. Edelstein. Incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.61
2007 Plan Non-Qualified Stock Option Agreement (Performance-based Vesting) between the Company and Mr. Edelstein. Incorporated by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.62
2007 Restricted Stock Unit Agreement (Time-based Vesting) between the Company and Mr. Edelstein. Incorporated by reference from Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.63
2001 Plan Non-Qualified Stock Option Agreement (Time-based Vesting) between the Company and Mr. Edelstein. Incorporated by reference from Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.64
2001 Plan Non-Qualified Stock Option Agreement (Fully-Vested) between the Company and Mr. Edelstein. Incorporated by reference from Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.65
Amendment to the Employment Agreement between the Company and Mr. Edelstein. Incorporated by reference from Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.66
2007 Plan Non-Qualified Stock Option Agreement (Time-based Vesting) between the Company and Mr. Vigliotti. Incorporated by reference from Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.67
2007 Plan Restricted Stock Unit Agreement (Performance-based Vesting) between the Company and Mr. Vigliotti. Incorporated by reference from Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.68
2001 Plan Non-Qualified Stock Option Agreement (Time-based Vesting) between the Company and Mr. Vigliotti. Incorporated by reference from Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.69
2007 Plan Non-Qualified Stock Option Agreement (Time-based Vesting) between the Company and Mr. Bellardo. Incorporated by reference from Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.70
2007 Plan Restricted Stock Unit Agreement (Time-based Vesting) between the Company and Mr. Bellardo. Incorporated by reference from Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.71
Form of Restricted Stock Unit Agreement (Performance-based Vesting). Incorporated by reference from Exhibit 10.15 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

10.72	Form of Restricted Stock Unit Agreement (Time-based Vesting). Incorporated by reference from Exhibit 10.16 to the Registrant’s Current Report on Form 8-K filed October 9, 2007 (File Number 000-21324).

21	Subsidiaries of the Registrant. Incorporated herein by reference from Exhibit 21.1 to the 2005 10-K (File Number 000-21324).

*23.1	Consent of Friedman LLP

23.2	Consent of Kelley Drye & Warren LLP (included in Exhibit 5) (previously included).

24	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page of the Registration Statement) (previously included).

*  Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of October, 2007.

NYFIX, INC.

By:	/s/ Steven R. Vigliotti
Name: Steven R. Vigliotti Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* P. Howard Edelstein	President, Chief Executive Officer & Director (Principal Executive Officer)	October 9, 2007

/s/ Steven R. Vigliotti Steven R. Vigliotti	Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2007

* Cary J. Davis	Director	October 9, 2007

* George O. Deehan	Director	October 9, 2007

* Lon Gorman	Director	October 9, 2007

* William H. Janeway	Director	October 9, 2007

* William C. Jennings	Director	October 9, 2007

* William J. Lynch	Director	October 9, 2007

* Richard Y. Roberts	Director	October 9, 2007

* Thomas C. Wajnert	Director	October 9, 2007

* By:   /s/ Steven R. Vigliotti

Steven R. Vigliotti, as
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
23.1	Consent of Friedman LLP